Exhibit 99.3

SCHEDULE A

Funds

Date	Number of Shares Bought	Price Per Share($) (1)(2)
12/19/2024	50,720	17.92479	(3)
12/20/2024	135,700	17.90460
12/23/2024	34,522	17.88283	(4)
12/24/2024	15,526	17.94974	(5)
12/26/2024	18,581	17.96386	(6)
12/27/2024	27,614	17.98054	(7)
12/30/2024	38,635	18.00899	(8)
12/31/2024	12,681	18.11968	(9)
1/2/2025	43,316	18.11946	(10)

TB(1) Excludes commissions and other execution-related costs.

(2) Upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares bought or sold (as the case may be) at each separate price will be provided.

(3) Reflects a weighted average purchase price of $17.92479 per share, at prices ranging from $17.9 to $17.95 per share.

(4) Reflects a weighted average purchase price of $17.88283 per share, at prices ranging from $17.84 to $17.91 per share.

(5) Reflects a weighted average purchase price of $17.94974 6per share, at prices ranging from $17.9 to $17.97 per share.

(6) Reflects a weighted average purchase price of $17.96386 per share, at prices ranging from $17.9 to $18.00 per share.

(7) Reflects a weighted average purchase price of $17.98054 per share, at prices ranging from $17.95 to $18.00 per share.

(8) Reflects a weighted average purchase price of $18.00899 per share, at prices ranging from $17.96 to $18.08 per share.

(9) Reflects a weighted average purchase price of $18.11968 per share, at prices ranging from $18.08 to $18.15 per share.

(10) Reflects a weighted average purchase price of $18.11946 per share, at prices ranging from $18.01 to $18.15 per share.